Exhibit 4.1

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
As of December 31, 2020, American Shared Hospital Services, a California corporation (“ASHS”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, no par value (“common stock”). The following contains a description of our common stock, as well as certain related additional information. This description is a summary only and does not purport to be complete. We encourage you to read the complete text of ASHS’s articles of incorporation, as amended (the “articles of incorporation”) and amended and restated bylaws (the “bylaws”), which we have filed or incorporated by reference as exhibits to ASHS’s Annual Report on Form 10-K. References to “we,” “our” and “us” refer to ASHS, unless the context otherwise requires. References to “shareholders” refer to holders of our common stock, unless the context otherwise requires.
General
Pursuant to the articles of incorporation, we have the authority to issue 10,000,000 shares of common stock.
Common Stock
As of March 31, 2021, 5,790,811 shares of our common stock were outstanding. All of the outstanding shares of common stock are fully paid and nonassessable.
Voting Rights
Under our bylaws, unless otherwise provided by law, our articles of incorporation or our bylaws, our shareholders are entitled to one vote for each share of common stock held on all matters voted upon by shareholders, including the election of directors. A majority of the shares entitled to vote at a meeting of the shareholders, represented in person or by proxy, shall constitute a quorum for the transaction of business thereat. The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.
Under our bylaws, unless the vote of a greater number is required by law or our articles of incorporation in connection with an election of directors, the affirmative vote of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, Every shareholder entitled to vote at any election of directors may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his shares are normally entitled, or distribute his votes on the same principle among as many candidates as he thinks fit. However, no shareholder shall be entitled to cumulate his votes (i.e., cast for any candidate a number of votes greater than the number of votes which such shareholder normally is entitled to cast) unless the candidate's or candidates' names for which he desires to cumulate his votes have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of his intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. In any election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected as directors.
Any action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting, without a vote and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Except for the election of a director by written consent to fill a vacancy (other than a vacancy created by removal), directors may be elected by written consent only by the unanimous written consent of all shares entitled to vote for the election of directors. In the case of an election of a director by written consent to fill a vacancy (other than a vacancy created by removal), any such election requires the consent of a majority of the outstanding shares entitled to vote for the election of directors.
Dividend Rights
Our shareholders are entitled to receive dividends as may be declared in the discretion of ASHS’s board of directors (the “board of directors”) out of funds legally available for the payment of dividends. The declaration and amount of future dividends is at the discretion of our board and will depend on our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements and other factors and restrictions our board of directors deems relevant.
Liquidation Rights
Our shareholders are entitled to share equally and ratably in our net assets upon a liquidation or dissolution after the payment or provision for all liabilities.
No Preemptive, Conversion or Redemption Rights
Our shareholders have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments by us. There are no sinking fund provisions applicable to our common stock.
Listing
Our common stock is traded on the New York Stock Exchange American under the symbol “AMS.”
Effects of Certain Provisions of Our Bylaws
Our bylaws contain provisions that may deter or render more difficult nominating directors or advancing proposals a shareholder might consider to be in his or her best interest.
Special Meetings of Shareholders
Our bylaws provide that special meetings of shareholders may be called at any time only by our board of directors, the chairman of the board, the president or by the holders of shares entitled to vote not less than 10% of the votes entitled to vote on the record date. The only business that may be conducted at a special meeting of shareholders is that business specified in the notice of the meeting and properly brought before the special meeting.
Advance Notice Provisions
Our bylaws provide that proposals and director nominations made by a shareholder to be voted upon at any annual meeting or special meeting of shareholders may be taken only if such proposal or director nomination is “properly brought” at such meeting. In order for any matter, as the case may be, to be considered “properly brought” at such meeting, a shareholder must comply with certain requirements regarding advance notice to us.
Generally, in the case of nominations for directors at an annual meeting, shareholders must deliver to the secretary of ASHS a written notice between 60 and ninety 90 days prior to the date of the annual meeting. If less than 70 days' notice of the meeting or prior public disclosure of the date of the meeting is given or made to shareholders, not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed, or, if earlier, the day on which such public disclosure was made. To nominate directors, the notice must include, as to each person whom the shareholder proposes to nominate for election as a director, the name, age, business address, residence address and principal occupation or employment of the nominee and certain information regarding the shares owned by the nominee and any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such person as required by the Securities and Exchange Commission. Additionally, the notice must include information about the nominating shareholder including such shareholder’s name and address, as they appear on the ASHS’s records and the class and number of shares of stock of ASHS which are beneficially owned by such shareholder.
For business to be properly brought before an annual or special meeting by a shareholder, the shareholder must have given written notice thereof to the secretary, chairman of the board, president, any vice president or secretary, as applicable, delivered or mailed to and received at the principal executive offices of ASHS.
In the case of an annual meeting such notice shall be sent to the secretary of ASHS in writing: (x) not less than 60 days nor more than 90 days prior to the meeting, or (y) if less than 70 days' notice of the meeting or prior public disclosure of the date of the meeting is given or made to shareholders, not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made.
In the case of a special meeting, called upon the request of holders of shares entitled to cast not less than 10 percent of the votes at such meeting, such notice shall be sent to the chairman of the board, president, any vice president or secretary in writing specifying the date and time of the meeting, which date shall be not less than 35 nor more than 60 days after receipt of the request.
A shareholder's notice for either a special or annual meeting shall set forth as to each item of business the shareholder proposes to bring before the meeting (1) a brief description of such item and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on ASHS’s records, of the shareholder proposing such business, (3) the class and number of shares of stock of ASHS which are beneficially owned by the shareholder (for purposes of the regulations under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended), and (4) any material interest of the shareholder in such business.
Vacancies on the Board of Directors
Except for a vacancy created by the removal of a director, vacancies on the board may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. A vacancy created by the removal of a director shall be filled only by a person elected by a majority of the shareholders entitled to vote at a duly held meeting at which there is a quorum present or by the unanimous written consent of the holders of the outstanding shares entitled to vote at such a meeting. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.